As filed with the Securities and Exchange Commission on November 21, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3390	36-3687863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1319 Marquette Drive

Romeoville, Illinois 60446

(630) 771-6708

(Address, including zip code, and telephone number, including area code of principal executive offices)

Jess A. Jankowski

Chief Executive Officer

Nanophase Technologies Corporation

1319 Marquette Drive

Romeoville, Illinois 60446

(630) 771-6708

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David L. Weinstein Taft Stettinius & Hollister LLP 111 East Wacker, Suite 2600 Chicago, Illinois 60601 (312) 836-4146	Blake T. Johnson Taft Stettinius & Hollister LLP 425 Walnut Street, Suite 1800 Cincinnati, Ohio 45202 (513) 357-9408

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. ☒

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “ large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED November 20, 2023

PROSPECTUS

Subscription Rights to Purchase up to 5,000,000 Shares

of Common Stock of Nanophase Technologies Corporation at $0.40 per Share

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 5,000,000 shares of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on [●], 2023.

Each subscription right will entitle you to purchase 0.1 shares of our common stock at a subscription price of $0.40 per full share, which we refer to as the basic subscription privilege. The per share price was determined by our board of directors after a review of recent closing sales and volume weighted average prices of our common stock and a number of other factors. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right and limited to 1.6 times the number of shares you purchased under the basic subscription privilege. If all the rights were exercised, the total purchase price of the shares offered in this rights offering and gross proceeds we receive, before expenses, would be approximately $2.0 million.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [●], 2023, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market, specifically including the OTCQB marketplace and the OTC Bulletin Board.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

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Shares of our common stock are traded on the OTCQB marketplace under the symbol “NANX.” On November 17, 2023, the closing sales price for our common stock was $0.71 per share. The shares of common stock issued in the rights offering will also trade on the OTCQB marketplace under the same symbol.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus, as well as the other information relating to risks in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about Nanophase Technologies Corporation that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Available Information” in this prospectus.

The date of this prospectus is                     , 2023

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted.

As used in this prospectus, “Nanophase,” the “Company,” “we,” “us” and “our” refer to Nanophase Technologies Corporation unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions. In addition, in some cases, you can identify forward-looking statements by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others: our ability to be consistently profitable despite the losses we have incurred since our incorporation; a decision by a customer to cancel a purchase order or supply agreement in light of our dependence on a limited number of key customers; the terms of our supply agreements with BASF which could trigger a requirement to transfer know-how and sell equipment to that customer; our potential inability to obtain working capital when needed on acceptable terms or at all; our ability to obtain materials at costs we can pass through to our customers, specifically high purity zinc; uncertain demand for, and acceptance of, our Solésence products, and our advanced materials; our manufacturing capacity and product mix flexibility in light of customer demand; our limited marketing experience, including with our suite of Solésence products; changes in development and distribution relationships; the impact of competitive products and technologies; our dependence on patents and protection of proprietary information; our ability to maintain an appropriate electronic trading venue for our securities; the impact of any potential new governmental regulations, especially any new governmental regulations focusing on the processing, handling, storage or sale of nanomaterials, that could be difficult to respond to or costly to comply with; business interruptions due to unexpected events or public health crises, including viral pandemics such as COVID-19; and the resolution of litigation or other legal proceedings in which we are involved or may become involved.

In evaluating such statements, you should specifically consider the risks identified under the section entitled “Risk Factors” in this prospectus and in any prospectus supplement, any of which could cause actual results to differ materially from the anticipated results. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those contemplated by any forward looking statements. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere described in this prospectus and other reports filed with the Securities and Exchange Commission, or the SEC. All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can include in this prospectus information by referring you to another document already on file with the SEC that contains that information. Any information incorporated by reference into this prospectus is considered to be part of this prospectus.

We incorporate by reference the following documents filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 29, 2023;

●	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 12, 2023, for the quarter ended June 30, 2023, filed on August 10, 2023, and for the quarter ended September 30, 2023, filed on November 14, 2023; and

●	Our Current Reports on Form 8-K filed on May 4, 2023 and July 21, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished and not filed with the SEC, including information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, expressly specified otherwise. Any statement contained in a document incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this prospectus as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting:

Nanophase Technologies Corporation

1319 Marquette Drive

Romeville, Illinois 60446

Attention: Investor Relations

(630) 771-6708

You also may access these filings on our website at www.nanophase.com. We do not incorporate the information on our website or any other website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website or any other website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus, the “Risk Factors” section contained in the documents incorporated by reference herein, and our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment decision.

We are a health-oriented, science-driven company, which, along with our wholly-owned subsidiary, Solésence, LLC (our “Solésence beauty science subsidiary”), are focused in various beauty and life-science markets. Our primary skin health products are fully developed finished prestige skin care products with mineral-based UV protection, marketed and sold through our Solésence beauty science subsidiary, enabled by our proprietary Active Pharmaceutical Ingredients (“APIs”) which are also marketed as APIs for sale to manufacturers of other types of skin health products, including sunscreens and daily care products. Additionally, we continue to sell products in legacy markets including architectural coatings, industrial coating applications, abrasion-resistant additives, plastics additives, and surface finishing technologies (polishing) applications— all of which, along with medical diagnostics, currently fall into the advanced materials product category.

We were incorporated in Illinois on November 25, 1989, and became a Delaware corporation on November 12, 1997. Our common stock trades on the OTCQB marketplace under the symbol “NANX.” Our principal office is located at 1319 Marquette Drive, Romeoville, Illinois 60446, and the telephone number at that address is (630) 771-6708. Our website address is www.nanophase.com. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 5,000,000 shares of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on [●], 2023.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase 0.1 shares of our common stock at a subscription price of $0.40 per full share.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Limitation on the Purchase of Shares

Any stockholder may exercise basic subscription and over-subscription privileges to the extent that any such exercise is the result of rights as described herein and that the total number of shares sold by us does not exceed 5,000,000. Additionally, over-subscription rights are restricted to the number of shares available in this offering and not purchased by stockholders in their basic subscription right, and further limited to 1.6 times the number of shares a stockholder purchases under its fully exercised basic subscription right.

Record Date	5:00 p.m., New York City time, on [●], 2023.

Expiration of the Rights Offering	5:00 p.m., New York City time, on [●], 2023.

Subscription Price	$0.40 per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	We intend to use the net proceeds for general corporate purposes, including the repayment of a bridge loan, the proceeds of which were used for general corporate purposes.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market, including the OTCQB marketplace or the OTC Bulletin Board.

No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.40 per full share.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” of our stock within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution of our stock, but certain aspects of that determination are unclear. This position is not binding on the IRS or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension, Cancellation and Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Procedures for Exercising Rights

To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, [Broadridge Corporate Issuer Solutions, LLC], together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Subscription Agent and Information Agent	[Broadridge Corporate Issuer Solutions, LLC]

Backstop Purchasers

We have entered into a Rights Offering Backstop Agreement (the “Backstop Agreement”) with Bradford T. Whitmore and certain of his affiliates (the “Backstop Purchasers”), pursuant to which the Backstop Purchasers have agreed to exercise in full all of the Rights distributed for the shares of Common Stock that they beneficially own and, upon expiration of the Rights Offering, to purchase from the Company, at the price per share equal to the subscription price, any and all shares of Common Stock that other securityholders do not subscribe for in our Rights Offering (“Unsubscribed Rights Shares”), subject to the terms, conditions and limitations of the Backstop Agreement.

Shares Outstanding Before the Rights Offering	49,627,524 shares of our common stock were outstanding as of November 14, 2023.

Shares Outstanding After Completion of the Rights Offering

We expect to issue a maximum of 5,000,000 shares of our common stock in this rights offering. Assuming no options are exercised prior to the expiration of the rights offering, we anticipate that we will have 54,627,524 shares of our common stock outstanding immediately after completion of the rights offering.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

OTCQB Marketplace Trading Symbol	Shares of our common stock are traded on the OTCQB marketplace under the symbol “NANX.”

Questions

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact [Broadridge Corporate Issuer Solutions, LLC at (888) 789-8409 or by email (shareholder@broadridge.com)].

Risk Factors	Before you invest in the rights offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 14 of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York City time, on [●], 2023, the record date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our stockholders the opportunity to purchase for each share of common stock owned as of the record date 0.1 shares of our common stock at a subscription price of $0.40 per full share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 125 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 125 subscription rights and would have the right to purchase 12.5 shares of common stock (rounded down to 12 shares, with the total subscription payment being adjusted accordingly, as discussed below) at $0.40 per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase 0.1 shares of common stock at $0.40 per full share. As in the example above, if you owned 125 shares of our common stock on the record date, you would receive 125 subscription rights and would have the right to purchase 12.5 shares of common stock (rounded down to 12 shares, with the total subscription payment being adjusted accordingly, as discussed below) at $0.40 per full share with your basic subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the over-subscription privilege?

We do not expect all of our stockholders to exercise all of their basic subscription privileges. The over-subscription privilege provides stockholders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right, and limited to 1.6 times the number of shares purchased by that stockholder under the basic subscription privilege. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

Yes. Any purchases in the rights offering are inherently limited by the terms as described, including the total number of shares being issued as a limitation of the over-subscription privilege, as well as the over-subscription privilege limit of 1.6 times the number of shares purchased by that stockholder under the basic subscription privilege.

Why is the Company conducting the rights offering?

We are conducting the rights offering to raise capital in a cost-effective manner that allows all stockholders to participate. We intend to use the net proceeds to repay the $2,000,000 bridge loan from Strandler, LLC that was made on November 13, 2023 (the “Bridge Loan”), the proceeds of which were used for general corporate purposes.

How was the $0.40 per full share subscription price determined?

In determining the subscription price, our board of directors considered recent closing sales and volume weighted average prices of our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, our need for liquidity and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.40 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted, to the extent shares are purchased by other stockholders in the rights offering. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is on [●], 2023, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Has the board of directors made a recommendation to our stockholders regarding the rights offering?

The board of directors does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, due to the fact that shares will be purchased by other stockholders in the rights offering, your percentage ownership after the completion of the rights offering will be diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

If you wish to participate in the rights offering, you must take the following steps:

●	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on [●], 2023; and

●	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on [●], 2023.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.40 per full share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase. If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election.” You should receive this form from your record holder with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

As of October 20, 2023, we had 49,627,524 shares of our common stock issued and outstanding and options to purchase 3,106,834 shares of our common stock outstanding. We expect to issue a maximum of 5,000,000 shares of our common stock in this rights offering through the exercise of subscription rights. Assuming no options are exercised prior to the expiration of the rights offering, we anticipate that we will have 54,627,524 shares of our common stock outstanding immediately after completion of the rights offering.

What happens if the rights offering is not fully subscribed by our securityholders?

We have entered into a Rights Offering Backstop Agreement with Bradford T. Whitmore and certain of his affiliates (the “Backstop Purchasers”), pursuant to which the Backstop Purchasers have agreed to exercise in full all of the Rights distributed for the shares of Common Stock that they beneficially own and, upon expiration of the Rights Offering, to purchase from the Company, at the price per share equal to the subscription price, any and all shares of Common Stock that other securityholders do not subscribe for in our Rights Offering (“Unsubscribed Rights Shares”), subject to the terms, conditions and limitations of the Backstop Agreement.

Why are there Backstop Purchasers?

Our objective is to raise the full $2,000,000 in gross proceeds from our Rights Offering. In the event that all Rights are not exercised, we would fall short of that objective. We have therefore obtained a commitment from the Backstop Purchasers in order to establish a higher likelihood of receiving the full amount of our Rights Offering objective.

How much money will the Company receive from the rights offering?

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering, before expenses, will be approximately $2.0 million. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus.

May stockholders in all states participate in the rights offering?

Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed or quoted for trading on any stock exchange or market, including the OTCQB marketplace or OTC Bulletin Board.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of our common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” of our stock within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution of our stock but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or overnight courier service to:

[Broadridge Corporate Issuer Solutions, LLC

By hand delivery or overnight courier, excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By mail:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS Re-Organization Dept.

P.O. Box 1317]

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact [Broadridge Corporate Issuer Solutions, LLC at (888) 789-8409 or by email (shareholder@broadridge.com).]

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus before making a decision to invest in our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses that may continue in the future.

We have incurred net losses in most years since our inception, with net losses of $2.6 million in 2022. As of December 31, 2022, we had an accumulated deficit of approximately $100 million and expect to incur a loss on an annual basis during 2023. We believe that our business depends, among other things, on our ability to significantly increase revenue and decrease operating expenses. If revenue fails to grow at anticipated rates or if operating expenses increase without a commensurate increase in revenue, or if we fail to adjust operating expense levels accordingly, then the imbalance between revenue and operating expenses will negatively impact our cash balances and our ability to achieve profitability in future periods.

We depend on a few major customers for a high percentage of our sales, and the loss of orders from a significant customer could cause a decline in revenue and/or increases in the level of losses incurred.

Sales to our customers are executed pursuant to purchase orders and long-term supply contracts; however, customers can cease doing business with us at any time with limited advanced notice. It is possible that a significant portion of our future sales may remain concentrated within a limited number of strategic customers. We may not be able to retain our strategic customers, such customers may cancel or reschedule orders, or in the event of canceled orders, such orders may not be replaced by other sales or by sales that are on as favorable terms. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter, which could affect our ability to achieve anticipated revenues on a quarterly basis.

Sales to our four largest customers accounted for 30%, 17%, 15% and 7%, respectively, of our total revenue in 2022.

Given the nature of our products, and the fact that markets for them, or our positions in those markets, are not yet fully developed, it is difficult to accurately predict when additional large customers will materialize. Going forward, our margins, as a percentage of revenue, will be dependent upon revenue mix, revenue volume, raw materials pricing, and our ability to effectively manage costs. The extent of the growth in revenue volume and the related gross profit that this revenue generates will be the main drivers in generating positive operating cash flows and, ultimately, net income.

We may need to raise additional capital in the future, which may not be available on acceptable terms or at all.

We expect that we may not be able to maintain the levels of capital and operating expenditures necessary to perform our current business plan. If necessary, we may seek funding through public or private financing and through contracts with governmental entities or other companies. Additional financing may not be available on acceptable terms or at all. If we are unable to obtain adequate funds, we may be required to delay, scale-back or eliminate some of our manufacturing and marketing operations or we may need to obtain funds through arrangements on less favorable terms. Such circumstances could raise doubt as to our ability to continue as a going concern.

To raise additional funds in the future, we would likely sell our equity or debt securities or enter into loan agreements. To the extent that we issue debt securities or enter into loan agreements, we may become subject to financial, operational and other covenants that we must observe. In the event that we were to breach any of these covenants, then the amounts due under such loans or debt securities could become immediately payable by us, which could significantly harm us. To the extent that we sell additional shares of our equity securities, our stockholders may face economic dilution and dilution of their percentage of ownership.

We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. Recent turmoil in the capital markets, including the tightening of credit and rise of interest rates, may cause us to face higher borrowing costs, less available capital, more stringent terms and tighter covenants. In such circumstances, if we cannot raise additional capital, our financial condition, results of operations, business and prospects could be materially and adversely affected. In addition, if we raise additional capital through issuances of equity, our stockholders could experience dilution.

We have a limited number of shares of common stock available for future issuance which could adversely affect our ability to raise capital, attract qualified personnel or consummate strategic transactions.

We are currently authorized to issue 60.0 million shares of common stock under our articles of incorporation. As of October 20, 2023, we have 49.6 million shares outstanding and outstanding options to purchase 3,106,834 shares of our common stock. Due to the limited number of authorized shares of common stock available for future issuance, we may not able to raise additional equity capital or use our shares as consideration for a merger or other business combination unless we increase the number of shares we are authorized to issue. In addition, we use equity awards as a key element of executive compensation and believe this type of equity compensation is critical to our ability to attract and retain highly qualified personnel. If we do not have sufficient shares available for delivery on equity awards, our ability to accomplish these purposes will be diminished.

As a result of this deficiency, we may have to issue more shares when raising capital and in strategic transactions. We would need stockholder approval to increase the number of our authorized shares of our common stock. We can provide no assurance that we would succeed in getting stockholder approval to amend our articles of incorporation to increase the number of shares of common stock we are authorized to issue. Any failure or delay could negatively impact our business, prospects and results of operations.

The pending litigation with BASF may end unfavorably, thereby potentially impeding the sales of our finished goods personal care products through Solésence.

We are involved in legal proceedings with BASF Corporation (“BASF”), one of our largest customers. In 2022, BASF filed suit against us alleging that we breached the 1999 Zinc Oxide Supply Agreement (the “Supply Agreement”) between us and BASF. BASF is seeking an unspecified amount of damages and a permanent injunction enjoining sales to any party other than BASF of a broad range of zinc oxide products we sell, including our fully developed finished skin care products sold through Solesénce. At this time, we cannot predict the costs associated with the legal proceedings, including any damages we might have to pay. Any unfavorable decision that results in us owing damages or impeding sales of our fully developed finished skin care products sold through Solésence could have a material adverse effect on our financial position, results of operations and cash flows. For more information, see “Business – Legal Proceedings.”

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, recession, availability of capital, raw material prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on products that use our materials, as their budgets are impacted by economic conditions. The inability of current and potential customers to pay us for products that use our materials may adversely affect our earnings and cash flows. In addition, deterioration of conditions in worldwide credit markets could limit our ability to obtain financing to fund our operations and capital expenditures.

Any downturn in the product markets served by us would harm our business.

Some of our products are ingredients incorporated into our customers’ products such as skin care applications, including sunscreens, and other of our products are fully developed finished skin care products. Additional product areas include architectural coatings, surface finishing technologies (polishing), medical diagnostics, abrasion-resistant coatings and other products. These markets have from time to time experienced cyclical, depressed business conditions, often in connection with, or in anticipation of, a decline in general economic conditions. These industry downturns often result in reduced product demand and declining average selling prices. Our business would be harmed by a continuation of any downturn and/or any future downturns in the markets that we serve.

Our products often have long adoption cycles, which could make it difficult to achieve market acceptance and makes it difficult to forecast revenues.

Due to their often novel characteristics and potential unfamiliarity with them that exists in the marketplace, our nanomaterials and non-nanomaterials may require longer adoption cycles than existing materials technologies, to the point that adoption cycles typically require one to five years. Our nanomaterials and non-nanomaterials have to receive appropriate attention within any potential customer’s organization, and then they must be tested to prove a performance advantage over existing materials, typically on a systems-cost basis. Once we have proven initial commercial viability, pilot scale production runs are typically required and completed by the customer, followed by further testing. Once production-level commercial viability is established, then our nanomaterials and non-nanomaterials can be introduced, often to a downstream marketplace that needs to be familiarized with them. If we are unable to demonstrate to our potential customers the performance advantages and economic value of our nanomaterials and non-nanomaterials over existing and competing materials and technologies, we will be unable to generate significant sales. Our long adoption cycle makes it difficult to predict when sales will occur.

We frequently depend on collaborative development relationships with our customers. If we are unable to initiate or sustain such collaborative relationships or if the terms of these relationships limit the distribution of our products, then we may be unable to successfully develop, manufacture or market our current and future advanced materials, applications, or products.

We have established, and will continue to pursue, strategic relationships with many of our customers and do not have a substantial direct sales force or an established distribution network (other than distribution arrangements for research samples). Through these relationships, we seek to develop new applications for our materials and share development and manufacturing resources. We also seek to coordinate the development, manufacture and marketing of our engineered materials products, particularly as a result of our selling additives that must be integrated into complete formulations by the customer. With our personal care and advanced materials products, future success will depend, in part, on our continued relationships with these customers and our ability to enter into similar strategic relationships with other customers. Our customers may not continue in these collaborative development relationships, may not devote sufficient resources to the development or sale of our materials or may enter into strategic development relationships with our competitors. These customers may also require a share of control of these collaborative programs. While less prevalent than in the past, some of our agreements with these customers limit our ability to license our technology to others and/or limit our ability to engage in certain product development or marketing activities with others. These relationships generally can be terminated unilaterally by our customers. With our Solésence® products, we design, produce and often package fully developed finished products for our customers. We intend to rely on the sales and marketing channels of our customers, who are responsible for the direct consumer marketing and sales contact. Their ability to market and sell these products to their customers will directly impact our ability to achieve growth in these markets.

If we are unable to initiate or sustain such collaborative relationships or if the terms of these relationships materially limit our access to distribution channels for our products, then we may be unable to successfully develop, manufacture or market our current and future engineered materials, applications, or products.

If commodity metal prices increase at such a rate that we are unable to recover lost margins on a timely basis or that our products became uncompetitive in their current marketplaces, our financial and liquidity position and results of operations would be substantially harmed.

Many of our significant raw materials come from commodity metal markets that may be subject to rapid price increases. While we generally have been able to pass a significant portion of commodity “price-related” increases on to our customers, it is possible that, given our limited customer base and the limited control we have over it, commodity metal prices could increase at such a rate that could hinder our ability to recover lost margins from our customers. It is possible that such drastic cost increases could render some of our materials uncompetitive in their current marketplaces when considered relative to other materials on a cost benefit basis, and our financial and liquidity position and results of operations would be substantially harmed.

Our businesses depend substantially on the availability and pricing of particular grades/types of raw materials, including very high purity zinc, that are available in limited supply.

In some cases, we rely on sole-source processors of materials that utilize an array of worldwide sources for the raw materials that they process to our specifications. It is possible that these materials will become unavailable to us from our sole-source processors at competitive prices or at any price, and that we will be unable to identify alternate processors. In certain cases, moreover, certain raw materials that we deal with have a very limited supply, such as the very high purity zinc that we use in personal care applications. In the event that these rare raw materials or sole-source processing became unavailable to us, or available to us only at substantially higher prices, we could be unable to continue to manufacture and sell our products and may be unable to continue to operate our businesses.

Protection of our intellectual property is limited and uncertain.

Our intellectual property is important to our business. We seek to protect our intellectual property through patent, trademark, copyright, and trade secret protection and confidentiality or license agreements with our employees, customers, suppliers and others. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate and others, including our competitors, may use our proprietary technology without our consent. We may not receive the necessary patent protection for any applications pending with the U.S. Patent and Trademark Office (“USPTO”) and any of the patents that we currently own or license may not be sufficient to keep competitors from using our materials or processes. In addition, patents that we currently own or license may not be held valid if subsequently challenged by others and others may claim rights in the patents and other proprietary technology that we own or license. Additionally, others may have already developed or may subsequently develop similar products or technologies without violating any of our proprietary rights. If we fail to obtain or maintain patent protection or preserve our trade secrets, we may be unable to effectively compete against others offering similar products and services. In addition, if we fail to operate without infringing the proprietary rights of others or lose any license to technology that we currently have or will acquire in the future, we may be unable to continue making the products that we currently make.

Moreover, at times, attempts may be made to challenge the prior issuance of our patents. Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition. Such litigation might occur with parties that have substantially greater resources, and thus more capability to engage and continue litigation. In addition, if others assert that our technology infringes their intellectual property rights, resolving the dispute could divert our management team and financial resources. We have, and may in the future, license certain of our intellectual property, such as trademarks and know-how, to third parties. While we would attempt to ensure that any licensees maintain the quality and value of our brand, these licenses might diminish this quality and value.

If a catastrophe strikes either of our manufacturing facilities or if we were to lose our lease for either facility due to non-renewal or other unforeseen events, we may be unable to manufacture our materials to meet customers’ demands.

Our manufacturing facilities are located near Chicago in Romeoville, Bolingbrook and Burr Ridge, Illinois. These facilities and some of our manufacturing and testing equipment would be difficult to replace in a timely manner. Therefore, any material disruption at one of our facilities due to a natural or man-made disaster or a loss of lease due to non-renewal or other unforeseen events could have a material adverse effect on our ability to manufacture products to meet customers’ demands. While we maintain property insurance, this insurance may not adequately compensate us for all losses that we may incur in the event of a material interruption in our business.

If we are unable to expand our production capabilities to meet unexpected demand, we may be unable to manage our growth and our business would suffer.

Our success will depend, in part, on our ability to manufacture personal care ingredients, advanced materials and Solésence® fully developed finished skin care products in significant quantities, with consistent quality and in an efficient and timely manner. We expect to be able to expand our current facilities or obtain additional facilities in the future, and outsource production aspects as necessary, available and appropriate, in order to respond to unexpected demand for existing materials and products or for new materials and products that we do not currently make in quantity. Such unplanned demand, if it resulted in rapid expansion, could create a situation where growth could become difficult to manage, which could cause us to lose potential revenue.

Our industry is experiencing rapid changes in technology. If we are unable to keep pace with these changes, our business may not grow.

Rapid changes have occurred, and are likely to continue to occur, in the development of engineered materials and processes. Our success will depend, in large part, upon our ability to keep pace with engineered materials technologies, industry standards and market trends and to develop and introduce new and improved products on a timely basis. We expect to commit substantial resources to develop our technologies and product applications and, in the future, to expand our commercial manufacturing capacity as volume grows. Our development efforts may be rendered obsolete by the research efforts and technological advances of others and other engineered materials may prove more advantageous than those we produce.

The markets we serve are highly competitive, and if we are unable to compete effectively, then our business may not grow.

The engineered materials industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. The market for materials having the characteristics and potential uses of our nanomaterials and non-nanomaterials is the subject of intensive research and development efforts by both governmental entities and private enterprises around the world. We believe that the level of competition will increase further as more product applications with significant commercial potential are developed. The nanomaterials and non-nanomaterials product applications that we are developing will compete directly with products incorporating both conventional and engineered materials and technologies. While commercially available competitive products may not possess the same attributes as those we offer, other companies may develop and introduce new or competitive products. Our competitors may succeed in developing or marketing materials, technologies and better or less expensive products than the ones we offer. In addition, many of our potential competitors have substantially greater financial and technical resources, and greater manufacturing and marketing capabilities than we do. If we fail to provide engineered materials at an acceptable price, or otherwise compete on a commodity basis with producers of conventional materials, we will lose market share and revenue to our competitors.

In addition to competition in the personal care ingredients, advanced materials and related markets, our Solésence® subsidiary faces competition from a wide variety of offerings in the field of skin care. Our Solésence® products compete with existing solutions as well as new solutions from various sources, including other product developers who seek to serve skin care brands and integrated brands who also manufacture their own products in-house, and we must differentiate their value proposition in order to gain traction in this marketplace.

A reduction in traffic to the stores that sell our products or products that use our ingredients could negatively affect our business, financial condition, profitability, and cash flows.

Decreased consumer traffic at brick-and-mortar stores because of deteriorating global economic conditions, epidemics or pandemics, or due to the rise of e-commerce, could result in lower sales of our products and products that use our ingredients. During the COVID-19 pandemic, we experienced a reduction in customer demand, which resulted in our sales and results of operations being negatively impacted. While our retailers have reopened stores, we cannot assure you that a similar reduction in consumer demand from a new epidemic, pandemic or due to the current highly inflationary environment, will not negatively impact our financial condition in the future.

Global trade conditions and customer trends continue to persist and may also have a long-lasting adverse impact on our business. Altered consumer behavior and consumption of beauty products due to closures of brick-and-mortar retail stores, inflationary pressures on wages, recessionary concerns, and other macroeconomic conditions could cause us to experience a reduction in sales. In addition, increased transportation and shipping costs, wholesale costs, and supply chain issues have had, and could continue to have, a negative impact on our business, financial condition, profitability, cash flows.

Cybersecurity or information security breaches and other disruptions could compromise our information, result in the unauthorized disclosure of confidential information, damage our reputation, and expose us to liability, which could negatively impact our business.

In the ordinary course of our business, we collect, process, and store sensitive and confidential data, including our proprietary business information and that of our suppliers, and business partners, and personally identifiable information of our employees, in our data centers and on our networks. The secure processing, maintenance, and transmission of this information is critical to our operations. We rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential information. Despite the security measures we have in place and continual vigilance in regard to the protection of sensitive information, our systems and those of our third-party service providers may be vulnerable to security breaches, phishing attacks, social engineering, computer viruses, misplaced or lost data, human errors, or other similar events. Furthermore, our employees sometimes work remotely, and this remote working environment may increase cybersecurity related risks. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, damage our reputation, and cause a loss of confidence in our business, products, and services, which could adversely affect our business, financial condition, profitability, and cash flows.

We have substantial fixed obligations, and insufficient liquidity may have a material adverse effect on the financial condition and business.

We have substantial fixed obligations, including obligations under a term loan and rent obligations for our facilities. Although our cash flows from operations and our available capital, including the proceeds from revolving loans, have been sufficient to meet our fixed obligations to date, our future liquidity could be negatively affected by the risk factors discussed in this report. If our liquidity is materially diminished, we might not be able to timely pay its debts or rent, or to comply with certain operating and financial covenants under its financing agreements.

Agreements governing our debt and our BASF Supply Agreement include financial and other covenants. Failure to comply with these covenants could result in events of default.

Our financing agreements include various financial and other covenants. Our ability to comply with these covenants may be affected by events beyond our control, including demand for our products, pricing of raw materials, and our ability to grow our revenue so that our margins improve. In addition, our financing agreements contain other negative covenants customary for such financings. These covenants are subject to important exceptions and qualifications. If we fail to comply with these covenants and are unable to remedy or obtain a waiver or amendment, an event of default would result.

If an event of default were to occur, our lenders could, among other things, declare outstanding amounts due and payable or BASF could, among other things, compel a transfer of certain of our proprietary know-how and equipment to BASF at a contractually-defined price which may be less than fair market value. In addition, an event of default or declaration of acceleration under one financing agreement could also result in an event of default under other of our financing agreements due to cross-default and cross-acceleration provisions. The acceleration of significant amounts of debt could require us to renegotiate, repay or refinance the obligations under our financing arrangements.

We depend on key personnel, and their unplanned departure could harm our business.

Our success will depend, in large part, upon our ability to attract and retain highly qualified research and development, management, manufacturing, marketing and sales personnel on favorable terms. Due to the specialized nature of our business, we may have difficulty locating, hiring and retaining qualified personnel on favorable terms. If we were to lose the services of any of our key executive officers or other key personnel, or if we are unable to attract and retain other skilled and experienced personnel on acceptable terms in the future, or if we are unable to implement a succession plan to prepare qualified individuals to assume key roles upon any loss of our key personnel, then our business, results of operations and financial condition could be materially harmed.

We face potential product liability risks which could result in significant costs that exceed our insurance coverage, damage our reputation and harm our business.

We may be subject to product liability claims in the event that any of our products are alleged to be defective or cause harmful effects to humans or physical environments. Because our nanomaterials and non-nanomaterials are used in other companies’ products, to the extent our customers become subject to suits relating to their products, these claims may also be asserted against us. As our Solésence subsidiary sells fully developed finished skin care products, we are now supplying completed products in addition to ingredients. We may incur significant costs, including payment of significant damages, in defending or settling product liability claims. Although we maintain insurance for product liability claims, our coverage may not prove sufficient. Even if a suit is without merit and regardless of the outcome, claims can divert management time and attention, injure our reputation and adversely affect demand for our materials and finished products.

We may be subject to periodic litigation and other regulatory proceedings or governmental investigations, which could result in the unexpected expenditure of time and resources.

From time to time, we may be a defendant in lawsuits and regulatory proceedings or are the subject of governmental investigations relating to our business. Due to the inherent uncertainties of litigation, regulatory proceedings and governmental investigations, we cannot accurately predict the ultimate outcome of any such proceedings or investigations. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations. In addition, regardless of the outcome of any litigation, regulatory proceedings or governmental investigations, such matters are expensive and will require that we devote substantial resources and executive time to defend, thereby diverting management’s attention and resources that are needed to successfully run our business.

The costs of compliance and liability for noncompliance with governmental regulations could have a material adverse effect on our business, results of operations and financial condition.

Current and future laws and regulations may require us to make substantial expenditures for preventive or remedial action. Our operations, business or assets may be materially and adversely affected by governmental interpretation and enforcement of current or future environmental, health and safety laws and regulations. In addition, our coating and dispersion operations may pose a risk of accidental contamination or injury. The damages in the event of an accident or the costs to prevent or remediate a related event could exceed both the amount of our liability insurance and our resources or otherwise have a material adverse effect on our business, results of operations and financial condition.

In addition, both of our facilities and all of our operations are subject to the plant and laboratory safety requirements of various occupational safety and health laws. We believe we have complied in all material respects with governmental regulations applicable to us. However, we may have to incur significant costs in defending or settling future claims of alleged violations of governmental regulations and compliance with these regulations may materially restrict or impede our operations in the future. In addition, our efforts to comply with or contest any regulatory actions may distract personnel or divert resources from other important initiatives.

The manufacture and use of certain products that contain our engineered materials and our Solésence® products are subject to extensive governmental regulation, including regulations promulgated by the FDA, the U.S. Environmental Protection Agency and OSHA. As a result, we are required to adhere to the requirements of the regulations of governmental authorities in the United States and other countries, including regulations issued to date pertaining to REACH. These regulations could increase our cost of doing business and may render some potential markets prohibitively expensive.

Because nanotechnology and production of nano and non-nano micron-size particles remains an emerging and evolving science, there are no currently accepted standards, measurements or personal protective equipment available that are specific to nanoparticle and micron-size particle safety. Accordingly, we rely on general chemical safety and process safety practices to identify safe personal protective equipment and appropriate handling protocols for our nanomaterial and non-nanomaterial products and work in process.

New rules or regulations could impose requirements, restrictions or prohibitions on the processing, handling, storage or sale of nanomaterials or non-nanomaterials, or on certain materials being marketed with or incorporated into certain applications, any which new rules or regulations could substantially increase our costs of doing business or limit our ability to sell our personal care, advanced materials and Solésence® products in the marketplace.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

To the extent of our authorized but unissued shares pursuant to our certificate of incorporation, as amended, we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of future sales of our common stock or the perception that such sales could occur.

Failure to protect the integrity and security of individually identifiable data of our customers, vendors and employees could expose us to litigation and damage our reputation.

We receive and maintain certain personal, sensitive and confidential information about our customers, vendors and employees. The collection and use of this information is regulated at the international, federal and state levels, and is subject to certain contractual restrictions in third party contracts. Although we have implemented processes to collect and protect the integrity and security of this personal information, there can be no assurance that this information will not be obtained by unauthorized persons or collected or used inappropriately. If our security and information systems or the systems of our employees or external business associates are compromised or our employees or external business associates fail to comply with these laws and regulations and this information is obtained by unauthorized persons, or collected or used inappropriately, it could negatively affect our reputation, as well as our operations and financial results, and could result in litigation or regulatory action against us or the imposition of costs, fines or other penalties. While we have not experienced losses related to this area, as privacy and information security laws and regulations change, we may incur additional costs to remain in compliance.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, shortfalls in our revenues in any given period relative to the levels expected by investors, customers, competitors or markets, changes in financial estimates by securities analysts or investors, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

The rights offering will result in our issuance of up to 5,000,000 additional shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in us will be diluted to the extent shares are purchased by other stockholders in the rights offering.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price for the rights offering, our board of directors considered recent closing sales and volume weighted average prices for our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, our need for liquidity and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.40 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give you any assurance that our common stock will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We are conducting the rights offering to provide additional liquidity to support the existing business, including repayment of the Bridge Loan, the proceeds of which were used for general corporate purposes. We may also use the proceeds for general corporate purposes, including marketing initiatives intended to increase future sales volumes. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

We cannot guarantee that the transaction contemplated by the Backstop Agreement will be consummated.

We cannot guarantee that the transaction contemplated by the Backstop Agreement will close in a timely manner. If the closing of the transaction contemplated by the Backstop Agreement does not occur as anticipated, we may not have sufficient capital to repay the Bridge Loan.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the OTCQB marketplace under the symbol “NANX,” and the last reported sales price of our common stock on November 16, 2023 was $0.71 per share. Following the exercise of your rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the rights offering is deemed to be part of a “disproportionate distribution” of our stock under section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), a stockholder may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and the stockholder’s tax basis in our common stock. A “disproportionate distribution” of stock is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. The existence of our outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution of our stock. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

The rights offering could impair or limit our net operating loss carryforwards.

As of December 31, 2022, we had net operating loss (“NOL”) carryforwards of approximately $56 million for U.S. federal income tax purposes. An ownership change with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation in the future, if the aggregate stock ownership of holders of at least 5% of the corporation’s stock increases by more than 50 percentage points over any three-year period. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock that results in a limitation on the use of our NOLs and certain other tax assets.

The rights offering may cause the price of our common stock to decrease.

The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this offering. In addition, if you exercise your additional subscription privilege and are not allocated all of the shares of our common stock for which you subscribe for pursuant to the exercise of the additional subscription privilege, neither we nor the subscription agent will have any obligation with respect to the rights except to return, without interest or deduction, any subscription payments to you.

Risks Related to Our Common Stock

Bradford T. Whitmore and his affiliates have significant influence on all matters requiring stockholder approval because they beneficially own a large percentage of our common stock, their beneficial ownership may increase unless all other stockholders exercise their basic subscription privilege, and they may vote any additional shares of common stock they acquire in the offering in ways with which other stockholders disagree.

As of October 20, 2023, Bradford T. Whitmore, together with his affiliates, beneficially owned approximately 63.0% of the outstanding shares of our common stock. If all of our stockholders do not exercise their subscription rights in full, and Mr. Whitmore and his affiliates purchase additional shares in the offering pursuant to the Backstop Agreement, the beneficial ownership of Mr. Whitmore and his affiliates would increase along with their influence on matters submitted to our stockholders for approval, including proposals regarding any merger, consolidation or sale of all or substantially all of our assets, the election of members of our board of directors, and any amendment to our certificate of incorporation. Further, affiliates of Mr. Whitmore are our largest creditors and accordingly have significant rights to information, and upon a default under the applicable financing documents, the right to foreclose on substantially all of our assets.

The current or increased ownership position of Mr. Whitmore and his affiliates could delay, deter or prevent a change of control or adversely affect the price that investors might be willing to pay in the future for shares of our common stock. The interests of Mr. Whitmore and his affiliates may significantly differ from the interests of our other stockholders and they may vote the common stock they beneficially own in ways with which our other stockholders disagree. Further, R. Janet Whitmore, one of our directors and current Board Chair, is the sister of Mr. Whitmore.

We have never paid dividends.

We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on our stock in the foreseeable future.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.

Provisions in our certificate of incorporation, our by-laws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our certificate of incorporation, our by-laws and the Delaware General Corporation Law (the “DGCL”) contain provisions that may have the effect of making more difficult, delaying or deterring attempts by others to obtain control of our Company, even when these attempts may be in the best interests of stockholders. These include provisions on our maintaining a classified Board of Directors and limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. The DGCL also imposes conditions on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

USE OF PROCEEDS

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering, before expenses, will be approximately $2.0 million. On the basis of the commitment received from our Backstop Purchasers (discussed in detail below), we anticipate completing the sale of all shares of common stock that are available for subscription in the rights offering. We intend to use the net proceeds to repay the Bridge Loan, the proceeds of which are being used for general corporate purposes.

THE BACKSTOP AGREEMENT

On November 13, 2023 we entered into a Rights Offering Backstop Agreement with Bradford T. Whitmore and certain of his affiliates (the “Backstop Purchasers”), pursuant to which the Backstop Purchasers have agreed to exercise their Rights in full in the rights offering and, upon expiration of the rights offering, to purchase from the Company, at the price per share equal to the subscription price, any and all shares of common stock that other securityholders do not subscribe for in the rights offering (“Unsubscribed Rights Shares”), subject to the respective terms, conditions and limitations of the Backstop Agreement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2023 on an actual basis and on an “as adjusted” basis to give effect to this rights offering, assuming proceeds from the rights offering of $2,000,000, less the estimated offering expenses of approximately $117,500. However, it is impossible to predict how many shares of common stock will be subscribed for in this rights offering and, therefore, the proceeds that will actually be received by the Company. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” in the Company’s Form 10-K for the fiscal year ended December 31, 2022 and our subsequent filings on Form 10-Q.

	As of September 30, 2023
	Actual	As Adjusted
Cash and cash equivalents	$1,188	$3,071
Total debt	$28,416	$28,416
Stockholders’ equity:
Preferred stock— $.01 par value; 24,088 shares authorized, 0 shares issued and outstanding as of September 30, 2023
Common stock— $.01 par value; 60,000,000 shares authorized, 49,627,254 shares issued and outstanding as of September 30, 2023; 54,627,254, as adjusted	$496	$546
Additional paid-in capital	$105,970	$107,920
Accumulated deficit	$102,535	$102,653
Total stockholders’ equity	$3,931	$5,814
Total capitalization	$11,269	$13,152

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value of the shares purchased. At September 30, 2023, we had a net tangible book value of approximately $3.9 million, or $0.08 per share of our common stock. After giving effect to the sale of the maximum 5,000,000 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at September 30, 2023 attributable to common stockholders would have been $5.8 million, or $0.11 per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $0.29 per share. The following table illustrates this per share dilution.

Subscription Price		$0.40
Net tangible book value per share at September 30, 2023, before the rights offering	$0.08
Net increase in pro forma tangible book value per share attributable to the rights offering	$0.03
Pro forma net tangible book value per share after giving effect to the rights offering		$0.11
Dilution in pro forma net tangible book value per share to purchasers		$0.29

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $0.40 per full share was determined by our board of directors after a review of recent closing sales and volume weighted average prices of our common stock and a number of other factors. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 5,000,000 shares of our common stock for an aggregate purchase price of approximately $2.0 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase 0.1 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.40 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

If the amount you pay in connection with the exercise of your over-subscription privilege exceeds the subscription price of the number of shares allocated to you, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payment will be returned to you, without interest, as soon as practicable. If the amount you pay in connection with the exercise of your over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under your over-subscription privilege, you will be allocated only the number of shares for which you actually paid the subscription price.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Shares

The maximum number of shares available in the over-subscription privilege is limited to 1.6 times the number of shares that the stockholder purchases under the basic subscription privilege.

Reasons for the Rights Offering

Our board of directors has approved the rights offering as a cost-effective manner of raising capital that allows all stockholders to participate. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was appropriate under the circumstances. We are conducting the rights offering to raise capital that we intend to use to repay the Bridge Loan, the proceeds of which were used for general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “—Subscription Agent and Information Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on [●], 2023, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on [●], 2023.

Payment Method

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by cashier’s or certified check drawn upon a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC, as Subscription Agent for Nanophase Technologies Corporation” (working in conjunction with Broadridge Corporate Issuer Solutions, LLC) at the address set forth below in “—Subscription Agent and Information Agent.” The subscription agent will not accept non-certified checks or payment by any other means. Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier’s or certified check drawn upon a U.S. bank payable to the subscription agent.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on [●], 2023, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Subscription Price

In determining the subscription price, our board of directors considered recent closing sales and volume weighted average prices for our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.40 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent and Information Agent

The subscription agent and the information agent for this offering is [Broadridge Corporate Issuer Solutions, LLC] The address to which subscription documents, rights certificates and subscription payments should be mailed or delivered by hand delivery, first class mail or overnight courier service is:

[Broadridge Corporate Issuer Solutions, LLC

By hand delivery or overnight courier, excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By mail:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718]

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

●	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

●	you are an eligible institution

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings and loan association, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

●	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

●	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies. New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms. If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

We believe that our distribution and any stockholder’s receipt and exercise of these subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed or quoted for trading on any stock exchange or market, nor on the OTCQB marketplace or the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be available for trading on the OTCQB marketplace under the symbol “NANX.”

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no outstanding and vested stock options are exercised prior to the expiration of the rights offering, we expect that there will be 54,627,524 shares of our common stock outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of our common stock of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the common shares received upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege. In connection with the rights offering to be conducted as specified in this prospectus, Taft Stettinius & Hollister LLP has acted as counsel to Nanophase, has reviewed the following discussion, and is of the opinion that the discussion contained herein, subject to the limitations set forth herein, fairly summarizes the material U.S. federal income tax consequences relevant to the rights offering to be conducted as specified in this prospectus. In the following discussion, “we” and “our” refer to Nanophase Technologies Corporation and not Taft Stettinius & Hollister LLP.

This discussion applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your subscription rights or common shares issued to you upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege, as capital assets within the meaning of section 1221 of the Code. This discussion does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness.

The following discussion is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This discussion does not address any tax consequences under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

●	An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

●	A corporation (or entity classified as a corporation for U.S. federal tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

●	An estate whose income is subject to U.S. federal income tax regardless of its source, or

●	A trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) a valid election is in effect under applicable Treasury Regulations to treat the trust as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership, you are urged to consult your, and advise your partners to consult their, own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a “disproportionate distribution” of our stock within the meaning of section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including a distribution of subscription rights for stock or other deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. If a distribution of stock to some stockholders and the receipt of cash and other property by other stockholders occur more than 36 months from each other, the transactions are presumed not to result in the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders unless the transactions are done pursuant to a plan. During the preceding 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. We also currently do not intend to issue another class of stock or convertible debt or, as stated below, pay any dividends on our common stock. The existence of our outstanding options and certain other equity-based awards could cause, under certain circumstances that cannot currently be predicted, the receipt of subscription rights pursuant to the rights offering to be part of a disproportionate distribution of our stock. We intend to take the position that the outstanding options and other equity-based awards do not cause the subscription rights issued pursuant to the rights offering to be part of a disproportionate distribution of our stock. For a discussion of the U.S. federal income tax consequences to you if the rights offering is considered part of a disproportionate distribution of our stock, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise and Expiration of the Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is part of a disproportionate distribution of our stock, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock will be taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock will be taxed at the holder’s net capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. If these requirements are not met, the dividends will be taxable to a noncorporate holder as ordinary income. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of your tax basis in our common stock, and any additional amount of the distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock (or as a combination thereof), your tax basis in the subscription rights you receive will be their fair market value. Taxable distributions to a noncorporate holder of our common stock also generally are subject to a 3.8% net investment income tax if the noncorporate holder’s income exceeds certain thresholds.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in the common stock being sold. The capital gain or loss will be long-term if your holding period in the shares is more than one year and otherwise will be short-term. Long-term capital gain recognized by noncorporate holders of our common stock generally will be taxable at a maximum rate of 20%. Long-term capital gain recognized by corporate holders of our common stock generally will be taxable at ordinary corporate tax rates. Short-term capital gain generally will be taxable at a maximum rate equal to the maximum rate applicable to the holder’s ordinary income. Gain (whether long-term or short-term) recognized by noncorporate holders of our common stock also may be subject to a 3.8% net investment income tax if the noncorporate holder’s income exceeds certain thresholds. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock will be taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock will be taxed at the holder’s net capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. If these requirements are not met, the dividends will be taxable to a noncorporate holder as ordinary income. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of your tax basis in our common stock, and any additional amount of the distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, or as a combination thereof). Taxable distributions to a noncorporate holder of our commons stock also generally are subject to a 3.8% net investment income tax if the noncorporate holder’s income exceeds certain thresholds.

Information Reporting and Backup Withholding

You may be subject to information reporting or backup withholding with respect to dividend payments on, or the gross proceeds from, the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if (1) you fail to furnish your social security or other taxpayer identification number (“TIN”) to us, (2) the IRS informs us that you have furnished an incorrect TIN, (3) the IRS informs you that you are subject to backup withholding because you have failed to report interest or dividends properly on your tax return, or (4) you fail to provide us with a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of December 31, 2022, we had NOL carryforwards of approximately $56 million for U.S. federal income tax purposes. An ownership change generally would produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over any three-year period. The amount of annual limitation generally is equal to the aggregate value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock that results in an annual limitation on the utilization of our NOLs and certain other tax assets.

BUSINESS

Overview

We are a health-oriented, science-driven company, which, along with our wholly-owned subsidiary, Solésence, LLC (our “Solésence beauty science subsidiary”), are focused in various beauty and life-science markets. Our primary skin health products are fully developed finished prestige skin care products with mineral-based UV protection, marketed and sold through our Solésence beauty science subsidiary, enabled by our proprietary Active Pharmaceutical Ingredients (“APIs”) which are also marketed as APIs for sale to manufacturers of other types of skin health products, including sunscreens and daily care products. Additionally, we continue to sell products in legacy markets including architectural coatings, industrial coating applications, abrasion-resistant additives, plastics additives, and surface finishing technologies (polishing) applications— all of which, along with medical diagnostics, currently fall into the advanced materials product category.

Leveraging a platform of integrated patented and proprietary technologies, we create products with unique performance to enhance end-consumers’ health and well-being. We offer soup-to-nuts production, from engineered materials, formulation development, and finished product development, to commercial manufacturing and packaging capabilities. Our expertise in materials engineering allows us to effectively coat and disperse materials on a nano and “non-nano” scale for use in a variety of markets in skin health, including for use in sunscreens as APIs and as fully developed finished prestige skin care products~~,~~ marketed and sold through our Solésence beauty science subsidiary. We believe that we have developed technological advantages with respect to our APIs sold for use as ingredients, while our Solésence beauty science technologies lead to enhanced efficacy and aesthetics in our finished products, which have received broad acceptance in the marketplace. Due to the enhanced efficacy and aesthetic qualities offered by our proprietary technology platform, Solésence finished products satisfy growing consumer demands around “clean” and inclusive beauty. Solésence beauty science also benefits from our vertical integration with each product’s key active ingredient that delivers its point-of-difference. This vertical integration helps us to improve efficiency and avoid potential major supply chain challenges while also addressing ongoing sustainability efforts.

Given our technological position, in addition to the historical market acceptance of our APIs for use in skin health products and sunscreens and, rapidly growing sales for our suite of Solésence® finished products, in 2021 we announced that we reoriented our strategy. We continue to see unprecedented demand in the beauty science markets. This market has shown an appetite for what we are producing, and management believes that this growth is happening now due to a confluence of our technology, market conditions that favor what we produce, and our expanded expertise in these areas.

We, primarily through Solésence, now partner with brands to develop, manufacture, and market products that enhance lives through healthy skin. We are focusing our combined business, and product development capabilities on products with unique performance in this area. While we will continue to produce and sell materials to our other advanced materials customers, it is not our strategic focus. We may develop additional technologies or find unique applications outside of our core markets in the future, but to maximize the use of our resources today, we plan on expanding efforts in areas where we have proven we can deliver innovation and growth.

We were incorporated in Illinois on November 25, 1989, and became a Delaware corporation on November 12, 1997. Our common stock trades on the OTCQB marketplace under the symbol “NANX.” Our principal office is located at 1319 Marquette Drive, Romeoville, Illinois 60446, and the telephone number at that address is (630) 771-6708. Our website address is www.nanophase.com. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Legal Proceedings

On August 31, 2022, counsel for Nanophase Technologies Corporation (“Nanophase”) received a letter from lawyers representing BASF Corporation (“BASF”) stating that BASF had filed a complaint against Nanophase in the Superior Court of New Jersey (“SCNJ”) on August 9, 2022 (the “New Jersey Complaint”) and that Nanophase’s registered agent for service of process had been served with the New Jersey Complaint on August 11, 2022. The August 31, 2022 letter from BASF’s lawyers was Nanophase’s first notice of the New Jersey Complaint.

The New Jersey Complaint claims that Nanophase breached the Zinc Oxide Supply Agreement dated as of September 16, 1999 between Nanophase and BASF, as assignee, as amended through January 1, 2019 (the “Agreement”). The New Jersey Complaint specifically alleges that Nanophase breached the exclusivity provision of the Agreement by selling zinc oxide to entities other than BASF, including sales to Nanophase’s subsidiary Solésence, LLC (“Solésence”), in markets designated as being in the field of use (the “Field”) under the Agreement. The New Jersey Complaint also relatedly alleges that Nanophase breached the capacity and inventory provisions of the Agreement. In addition, the New Jersey Complaint alleges claims for unjust enrichment and violation of the duty of good faith and fair dealing. The New Jersey Complaint seeks an unspecified amount of damages, a permanent injunction, counsel fees, and litigation expenses. The New Jersey Complaint is not seeking termination of the Agreement.

Management believes that the allegations of BASF’s New Jersey Complaint are without merit and are unsupported by the terms of the Agreement and governing law. On September 8, 2022, Nanophase filed a Motion to Dismiss (“MTD”) the New Jersey Complaint with the SCNJ, arguing that BASF’s claims in its New Jersey Complaint are not supported by the terms of the Agreement. Following completion of briefing and a hearing on the MTD, the SCNJ denied Nanophase’s MTD on February 10, 2023, finding that under the “liberality” standards of New Jersey procedure, the allegations of BASF’s complaint were “sufficient to survive” the MTD. The SCNJ specifically noted that it did not consider whether BASF could prove its claims. Thereafter, on February 28, 2023, Nanophase answered BASF’s New Jersey Complaint, denying all wrongdoing and, as mandated by New Jersey procedural requirements, filed two counterclaims: (1) a request for a declaration that contrary to BASF’s views, the exclusivity provision of the Agreement does not apply to all products containing zinc oxide as an ingredient for uses designated under the Agreement nor does the exclusivity provision prohibit Nanophase’s sales of Solésence products containing zinc oxide as an ingredient; and (2) a claim that BASF had breached its obligations under the Agreement to buy from Nanophase at least 70% of ASF’s zinc oxide requirements for use in the Field. On April 17, 2023, BASF moved to dismiss Nanophase’s counterclaims, arguing that the declaratory judgment claim duplicated BASF’s claim for Nanophase’s alleged breach of contract and Nanophase’s claim for BASF’s breach of its zinc oxide purchase requirements was procedurally insufficient. Following briefing and a hearing on October 6, 2023, the SCNJ: (1) denied BASF’s motion to dismiss Nanophase’s declaratory judgment counterclaim, finding that it did not duplicate BASF’s breach of contract claim and that BASF’s litigating its claim would not provide Nanophase with complete relief as to the exclusivity issues raised in the counterclaim; and (2) granted BASF’s motion to dismiss Nanophase’s claim for BASF’s breach of its zinc oxide purchase requirements on procedural grounds. On October 31, 2023, BASF filed its answer to Nanophase’s declaratory judgment counterclaim, denying the counterclaim. Discovery in the New Jersey litigation is ongoing.

On September 7, 2022, Nanophase filed a Complaint for Declaratory Judgment against BASF in the Circuit Court of Cook County, Illinois (the “Illinois Complaint”). The Illinois Complaint asked the court for a declaration similar to that subsequently sought in Nansphase’s counterclaim in the New Jersey litigation. On November 3, 2022, BASF moved to dismiss Nanophase’s Illinois Complaint, arguing that it duplicates the New Jersey litigation. Following briefing and a hearing, the Illinois court granted BASF’s motion on procedural grounds on March 16, 2023.

Given our view of the New Jersey litigation and its status, we have decided that it is not appropriate to record a contingent liability relating to these actions at this time.

Nanophase intends to continue negotiating with BASF in good faith to resolve these issues. In the event that an acceptable solution is not reached, and litigation proceeds, the ultimate resolution cannot now be determined with certainty.

MARKET INFORMATION

Our common stock trades on the OTCQB marketplace under the trading symbol “NANX.” On November 16, 2023, there were 120 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On November 16, 2023, the last closing sales price reported on the OTCQB marketplace for our common stock was $0.71 per share.

DIVIDEND HISTORY

We have never declared or paid any cash dividends on our common stock and do not currently anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. We intend instead to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors deemed relevant by the Board of Directors.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended, and by-laws and to the applicable provisions of the DGCL. Copies of our certificate of incorporation, as amended, and by-laws have been filed with the SEC.

General

Our authorized capital stock consists of 60,024,088 shares. The authorized capital stock is divided into 24,088 shares of preferred stock, par value $.01 per share, and 60,000,000 shares of common stock, par value $.01 per share. As of November 14, 2023, we had issued and outstanding 49,627,524 shares of common stock, held by approximately 120 stockholders of record. As of October 20, 2023, 3,106,834 shares of our common stock were reserved for issuance upon the exercise of outstanding stock options. Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. As of November 14, 2023, no shares of preferred stock were issued or outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of preferred stock from time to time in one or more series with rights and privileges that might be senior to our common stock, without the consent of holders of the common stock. Our certificate also authorizes the board of directors to fix the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting and conversion rights pertaining to each series of preferred stock that we issue. The issuance of preferred stock with voting and other rights may adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Antitakeover Provisions

Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Anti-Takeover Provisions of Our Certificate of Incorporation or By-laws

General

The provisions of our certificate of incorporation, by-laws, and Delaware statutory law described in this section may delay or make it more difficult for someone to acquire us without the approval of our board. These provisions could have the effect of discouraging third parties from making acquisition proposals although such proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board.

Classified Board of Directors

The certificate of incorporation provides for our board (other than those directors elected solely by any series of preferred stock created by resolution of our board) to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of our board will be elected each year.

We believe a classified board will help to assure the continuity and stability of our board, and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience as our directors. This provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders’ meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Vacancies

Our certificate of incorporation and by-laws provide that the number of directors shall not be less than five nor more than nine and, except as may be provided in the terms of any series of preferred stock created by resolution of our board, shall be determined from time to time exclusively by resolution adopted by affirmative vote of a majority of our directors then in office. The board of directors currently consists of five directors. The certificate of incorporation also provides that our board shall have the exclusive right, except as may be required by law or provided in the terms of any series of preferred stock created by resolution of our board, to fill vacancies, including vacancies created by expansion of our board. Furthermore, except as may be required by law or provided in the terms of any preferred stock created by resolution of our board with respect to the election of directors by the holders of such series, directors may be removed by stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. This provision, in conjunction with the provision of the certificate of incorporation authorizing our board to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that special meetings of stockholders can only be called by our board pursuant to a resolution approved by a majority of the board. Stockholders are not permitted to call a special meeting of stockholders or to require that the board call a special meeting.

Advance Notice for Raising Business or Making Nominations at Meetings

Our by-laws establish an advance notice procedure with regard to stockholder proposals and nominations of individuals for election to the board of directors. In general, notice of a director nomination for a meeting must be delivered to us at our executive offices not less than 60 days nor more than 90 days before the date of the annual stockholders’ meeting (unless we have not publicly disclosed the date of the meeting at least 70 days prior to the meeting date, in which event the stockholder proposal or director nomination shall be delivered to us no later than the close of business on the 10th day following the day on which the date of the meeting was publicly disclosed) and must contain specified information and conform to certain requirements, as set forth in our by-laws. Notice of a stockholder proposal for an annual meeting must be delivered to us at our executive offices not less than 120 days prior to the first anniversary of the date that our proxy statement in connection with the prior year’s annual meeting was mailed (except that, if no annual meeting was held in the prior year or if the date of the annual meeting has been changed by more than 30 days from the prior year’s meeting, a proposal must be received by us within 10 days after we publicly disclose the date of the meeting) and must contain specified information and conform to certain requirements, as set forth in our by-laws. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the by-laws, we may disregard such proposal or nomination.

The notice of any nomination for election as a director must set forth the name, age, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons, including the person’s principal occupation or employment during such period, the name and principal business of any corporation or other organization in which such occupation or employment was carried on, and such other information as to the nature of the person’s responsibilities and level of professional competence as may be sufficient to permit assessment of the person’s prior business experience; the class or series and number of shares of our capital stock beneficially owned by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Amendments to By-Laws

Our certificate of incorporation provides that our board or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to adopt, alter, amend or repeal our by-laws.

Preferred Stock and Additional Common Stock

Under the certificate of incorporation, our board will have the authority to provide by resolution for the issuance of shares of one or more series of preferred stock. Our board is authorized to fix by resolution the terms and conditions of each such other series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, LLC and its telephone number is (888) 789-8409 or by email (shareholder@broadridge.com).

OTCQB Marketplace

Our common stock is traded on the OTCQB marketplace under the symbol “NANX.”

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $0.40 per full share was determined by our board of directors after a review of recent closing sales and volume weighted average prices of our common stock and a number of other factors. The subscription rights will entitle the holders of our common stock to purchase up to 5,000,000 shares of our common stock for an aggregate purchase price of approximately $2.0 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase 0.1 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.40 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges. In no case shall shares purchased under the over-subscription privilege exceed 1.6 times the number of shares that a stockholder purchased under the basic subscription privilege.

If the amount you pay in connection with the exercise of your over-subscription privilege exceeds the subscription price of the number of shares allocated to you, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payment will be returned to you, without interest, as soon as practicable. If the amount you pay in connection with the exercise of your over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under your over-subscription privilege, you will be allocated only the number of shares for which you actually paid the subscription price.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Shares

In no event may a stockholder exercise over-subscription privileges to the extent that any such exercise would result in the stockholder purchasing more than 1.6 times the number of shares purchased under the basic subscription privilege.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on [●], 2023. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares by hand delivery, first class mail or overnight courier service to the subscription agent, Broadridge Corporate Issuer Solutions, LLC, at the following address:

Broadridge Corporate Issuer Solutions, LLC

By hand delivery or overnight courier, excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By mail:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact Broadridge Corporate Issuer Solutions, LLC at (888) 789-8409 or by email (shareholder@broadridge.com).

We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as described herein, no commissions, fees or discounts will be paid in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $117,500.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of November 14, 2023 certain information with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our directors, (3) each of our named executive officers and (4) all our current executive officers and directors as a group. There were 49,627,254 shares of common stock outstanding as of November 14, 2023.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned
Bradford T. Whitmore	31,059,732	(2)	63.0%
R. Janet Whitmore	1,693,145	(3)	3.4%
Jess A. Jankowski	584,950	(4)	1.2%
Richard W. Siegel, Ph.D.	500,938	(5)	1.0%
Kevin Cureton	485,821	(6)	1.0%
Laura M. Beres	15,000	(7)	*
Mark E. Miller	-0-		*
All current executive officers and directors as a group (6 persons)	3,279,854	(8)	6.5%

Unless otherwise indicated below, the person’s address is the same as the address for the Company.

*Denotes beneficial ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 601,410 shares of common stock held by Grace Investments, Ltd., and 30,289,185 shares held by Bradford T. Whitmore, as well as 51,454 shares held by his daughter. Mr. Whitmore is a general partner of Grace Investments, Ltd. In such capacities, Mr. Whitmore shares voting and investment power with respect to the shares of common stock held by the Grace Investments, Ltd. This information is based on information reported on a Form 4 filed on December 15, 2022 with the SEC. The address of the stockholder is 5215 Old Orchard Road, Illinois 60077.

(3)	Includes Ms. Whitmore’s 47,333 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of October 20, 2023.

(4)	Includes Mr. Jankowski’s 524,950 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of October 20, 2023, as well as 1,000 shares held by his spouse.

(5)	Includes Dr. Siegel’s 91,100 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of October 20, 2023. Dr. Siegel retired from the Nanophase Board of Directors effective November 15, 2023.

(6)	Includes Mr. Cureton’s 385,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of October 20, 2023.

(7)	Is composed of Ms. Beres’ 15,000 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of October 20, 2023.

(8)	Includes all current executive officers and directors as a group’s 1,063,383 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of October 20, 2023.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Taft Stettinius & Hollister LLP.

EXPERTS

The consolidated financial statements of Nanophase Technologies Corporation as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, incorporated in this Prospectus by reference from the Nanophase Technologies Corporation Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Additionally, we make these filings available, free of charge, on our website at www.nanophase.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus, and should not be relied upon in connection with making any investment decision with respect to our common stock. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the Company, please contact Investor Relations at Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois 60446, (630) 771-6708.

Subscription Rights to Purchase up to 5,000,000 Shares

of Common Stock of Nanophase Technologies Corporation at $0.40 per Full Share

PROSPECTUS

[●], 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration Fee	$295
Accounting Fees and Expenses*	$25,000
Legal Fees and Expenses*	$45,000
Subscription Agent and Information Agent Fees*	$7,500
Printing and Mailing Expenses*	$29,205
Miscellaneous*	$10,500
Total Expenses*	$117,500

*Estimated solely for the purpose of this Item. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation, as amended, provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. Under Section 145 of the DGCL, we are permitted to offer indemnification to our directors, officers, employees and agents. Our policy is to offer the fullest extent of indemnification permitted under Delaware law.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:

(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Article VIII of our certificate of incorporation, as amended, provides:

A. Indemnification of Officers and Directors: The Corporation shall:

1. indemnify, to the fullest extent permitted by the DGCL, any director and any officer, employee or agent of the Corporation selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by a resolution of the Board of Directors, an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; and

2. indemnify any director and any officer, employee or agent of the Corporation selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by a resolution of the Board of Directors, an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

3. indemnify any director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that such director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article VIII.A.1. and 2., or in defense of any claim, issue or matter therein; and

4. make any indemnification under Article VIII.A.1. and 2. (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Article VIII.A.1. and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation; and

5. pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

Notwithstanding anything to the contrary in this Article VIII.A, (i) the Corporation shall not be obligated to indemnify a director, officer or employee or pay expenses incurred by a director, officer or employee with respect to any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise (“Proceedings”) initiated or brought voluntarily by a director, officer or employee and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of this Article VIII unless a court of competent jurisdiction determines that each of the material assertions made by the director, officer or employee in such Proceedings were not made in good faith or were frivolous) and (ii) the Corporation shall not be obligated to indemnify a director, officer or employee for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement; and

6. not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII as exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding such office; and

7. have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII; and

8. deem the provisions of this Article VIII to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent who serves in such capacity at any time while this Article VIII is in effect and any repeal or modification of this Article VIII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts. The provisions of this Article VIII shall not be deemed to be a contract between the Corporation and any directors, officers, employees or agents of any other corporation (the “Second Corporation”) which shall merge into or consolidate with this Corporation when this Corporation shall be the surviving or resulting Corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the board of directors of this Corporation; and

9. continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

B. Elimination of Certain Liability of Directors: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or may hereafter be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation existing at the time of such elimination or limitation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal property of a director of the Corporation existing at the time of such repeal or modification.

We have entered into indemnification agreements with certain of our officers and all the members of our board of directors. The indemnification agreements provide for the indemnification, advancement and reimbursement of certain liabilities and expenses to the fullest extent permitted by law.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits

See the Exhibit Index attached hereto and incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Romeoville, State of Illinois, on November 21, 2023.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Jess A. Jankowski
Jess A. Jankowski
President and Chief Executive Officer

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jess A. Jankowski, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 21, 2023.

Signature	Title

s/ Jess A. Jankowski	President, Chief Executive Officer, and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)
Jess A. Jakowski

/s/ R. Janet Whitmore	Director
R. Janet Whitmore

/s/ Laura M. Beres	Director
Laura M. Beres

/s/ Mark E. Miller	Director
Mark E. Miller

EXHIBIT INDEX

2.1	Plan and Agreement of Merger dated as of November 25, 1997 by and between the Company and its Illinois predecessor, incorporated by reference to Exhibit 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (the “1997 10-K”).

3.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the 1997 10-K.

3.2	First Amendment to the Certificate of Incorporation of the Company dated July 27, 2006, incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed July 27, 2006.

3.3	Second Amendment to the Certificate of Incorporation of the Company dated August 23, 2010, incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement on Schedule 14A filed July 9, 2010.

3.4	Third Amendment to the Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 29, 2016.

3.5	Fourth Amendment to the Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 22, 2019.

3.6	Fifth Amendment to the Certificate of Incorporation of the Company.

3.7	By-Laws of the Company, incorporated by reference to Exhibit 3.2 to the 1997 10-K.

4.1	Specimen stock certificate representing common stock, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A filed November 4, 1997 (File No. 333-36937) (the “Form S-1/A”).

4.2	Form of Warrants, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed October 1, 1997 (File No. 333-36937) (the “IPO S-1”).

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998.

4.4	Stock Purchase Agreement dated August 25, 2006 between the Company and Rohm and Haas Electronic Materials CMP Holdings, Inc., incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed August 28, 2006, SEC File No. 000-22333.

4.5	Registration Rights Agreement dated August 25, 2006 between the Company and Rohm and Haas Electronic Materials CMP Holdings, Inc., incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed August 28, 2006.

4.6	Common Stock Purchase Agreement, dated February 10, 2016, between the Company and Bradford T. Whitmore, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed February 10, 2016.

4.7	Common Stock Purchase Agreement, dated December 19, 2017, between the Company and Bradford T. Whitmore, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed December 21, 2017.

4.8	Common Stock Purchase Agreement, dated May 13, 2019, between the Company and Bradford T. Whitmore, incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed May 15, 2019.

4.9	Securities Purchase Agreement, dated November 13, 2019, between the Company and Bradford T. Whitmore, incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed November 14, 2019.

4.10	Commercial Security Agreement, dated November 20, 2019, between the Company, Solésence, LLC and Bradford T. Whitmore, incorporated by reference to Exhibit 4.2 of the Company’s Quarterly Report on Form 10-Q filed November 14, 2019.

5.1*	Opinion of Taft Stettinius & Hollister LLP.

8.1*	Opinion of Taft Stettinius & Hollister LLP as to certain tax matters.

10.1	Industrial Building Lease dated September 15, 2004 between the Company and the Village of Burr Ridge, incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 10-K”).

10.2	Industrial Building Lease Agreement between Centerpoint Properties Trust (formerly CP Financing Trust) and the Company, dated June 15, 2000, incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 10-K”).

10.3	Lease Amendment effective October 1, 2005 between the Company and Centerpoint Properties Trust, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed October 20, 2005.

10.4	Second Amendment to Industrial Lease Agreement, dated as of November 13, 2014 between the Company and MLRP 1319 Marquette LLC, successor-in-interest to Centerpoint Properties Trust, incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10- K for the year ended December 31, 2014.

10.5	Third Amendment to Industrial Lease Agreement, entered into on October 17, 2016 and effective October 1, 2016, by and between the Company and 1319 Marquette, LLC, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 19, 2016.

10.6	Mutual Cooperation Agreement entered into on January 17, 2012, by and among the Company, C.I. Kasei Co., Ltd. and CIK NanoTek Corporation, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 20, 2012.

10.7	Trademark Ownership Assignment Agreement, dated March 31, 2012, between the Company and CIK NanoTek Corporation, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 4, 2012.

10.8	Memorandum on the Payment of Royalty, dated March 31, 2012, between the Company and CIK NanoTek Corporation, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 4, 2012.

10.9	Supply Agreement between the Company and Schering-Plough HealthCare Products, Inc. dated as of March 15, 1997, incorporated by reference to Exhibit 10.17 to the Form S-1/A.

10.10	Zinc Oxide Supply Agreement dated as of September 16, 1999 between the Company and BASF Corporation, as assignee, incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

10.11	Amendment No. 1 to Zinc Oxide Supply Agreement dated as of January, 2001 between the Company and BASF Corporation, incorporated by reference to Exhibit 10.24 to the 2000 10-K.

10.12	Amendment No. 2. to Zinc Oxide Supply Agreement dated as of March 17, 2003 between the Company and BASF Corporation, incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K”).

10.13	Amendment No. 3 to Zinc Oxide Supply Agreement entered into on December 12, 2012, between the Company and BASF Corporation, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed December 6, 2012.

10.14	Amendment No. 4 to Zinc Oxide Supply Agreement, dated as of January 1, 2019 and entered into on March 11, 2019, between the Company and BASF Corporation, incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed May 15, 2019.

10.15	Z-COTE HP-2 Brand Supply Agreement dated May 15, 2006 between the Company and BASF Corporation, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 20, 2006.

10.16	Z-COTE HP-2 Brand Supply Agreement dated May 15, 2006 between the Company and BASF Corporation, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 20, 2006.

10.17	Supply Agreement effective as of March 23, 2009, between the Company and Rohm and Haas Electronic Materials CMP Inc., incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

10.18	Distributor Agreement dated October 24, 2005 between Johnson Matthey Catalog Company, Inc., d/b/a ALFA AESAR and the Company, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed November 1, 2005.

10.19	Supply Agreement dated March 3, 2006 between Roche Diagnostics GmbH and the Company, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 9, 2006.

10.20	First Amendment to the Supply Agreement entered into on November 19, 2014 between the Company and Roche Diagnostics GmbH, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 25, 2014.

10.21	Second Amendment to the Supply Agreement, entered into on November 21, 2016, between the Company and Roche Diagnostics GmbH, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 28, 2016.

10.22	Third Amendment to the Supply Agreement, entered into on February 3, 2023, between the Company and Roche Diagnostics GmbH.

10.23	Joint Development Agreement dated March 23, 2004 between the Company and Altana Chemie AG, incorporated by reference to Exhibit 10.29 to the 2003 10-K.

10.24	Agreement dated July 7, 2008 between the Company and Altana Chemie GmbH, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed July 18, 2008.

10.25	Settlement and Termination Agreement, dated August 20, 2010, between the Company and Altana Chemie GmbH, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 25, 2010.

10.26	Supply Agreement, dated as of March 31, 2016, between the Company and Ester Solutions Company, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 6, 2016.

10.27	First Amendment to Supply Agreement, dated May 21, 2018, by and between Nanophase Technologies Corporation and Hallstar Ester Solutions Corporation (formerly known as Ester Solutions Company), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 25, 2018.

10.28	Joint Development Agreement, dated as of July 31, 2019, between the Company and Sumitomo Corporation of Americas, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 2, 2019.

10.29	Joint Development & Supply Agreement, dated December 12, 2016, by and between Solésence, LLC and Colorescience Inc., incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 24, 2018.

10.30	Amended and Restated Joint Development & Supply Agreement, executed by Solésence, LLC on May 18, 2018, by and between Solésence, LLC and Colorescience Inc., incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 24, 2018.

10.31	Promissory Note, dated March 4, 2015, granted by the Company in favor of Libertyville Bank and Trust Company, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 10, 2015.

10.32	Commercial Security Agreement, dated March 4, 2015, between the Company and Libertyville Bank and Trust Company, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 10, 2015.

10.33	Change in Terms Agreement, dated March 4, 2016, between the Company and Libertyville Bank and Trust Company, incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed March 10, 2016.

10.34	Change in Terms Agreement, dated February 14, 2017, between the Company and Libertyville Bank and Trust Company, incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

10.35	Promissory Note, executed by the Company on March 26, 2018, granted by the Company in favor of Libertyville Bank and Trust Company, incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

10.36	Commercial Security Agreement, executed by the Company on March 26, 2018, between the Company and Libertyville Bank and Trust Company, incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

10.37	Business Loan Agreement, executed by the Company on March 22, 2019, between the Company and Libertyville Bank and Trust Company, incorporated by reference to the Exhibit 10.32 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

10.38	Change in Terms Agreement, executed by the Company on March 22, 2019, between the Company and Libertyville Bank and Trust Company, incorporated by reference to the Exhibit 10.33 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

10.39	Business Loan Agreement, dated November 16, 2018, between the Company and Beachcorp, LLC, incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed November 19, 2018.

10.40	Promissory Note, dated November 19, 2018, made by the Company and payable to the order of Beachcorp, LLC to evidence a term loan in the original principal amount of up to $500,000, incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed November 19, 2018.

10.41	Promissory Note, dated November 19, 2018, made by the Company and payable to the order of Beachcorp, LLC to evidence revolving borrowings in a principal amount of up to $2,000,000, incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed November 19, 2018.

10.42	First Amendment to Business Loan Agreement, dated March 23, 2020, between the Company and Beachcorp, LLC, incorporated by reference to the Company’s Annual Report on Form 10-K filed March 30, 2020.

10.43	Fourth Amendment to Business Loan Agreement, dated April 21, 2021, between the Company and Beachcorp, LLC, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 21, 2021.

10.44	Business Loan Agreement, dated January 28, 2022, between the Company and Beachcorp, LLC, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 2, 2022.

10.45	Business Loan Agreement, dated January 28, 2022, between the Company and Strandler, LLC, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 2, 2022.

10.46	Amended and Restated Business Loan Agreement, dated January 28, 2022, between the Company and Beachcorp, LLC, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed February 2, 2022.

10.47	Replacement Promissory Note, dated January 28, 2022, made by the Company and payable to the order of Beachcorp, LLC to evidence revolving borrowings in a principal amount of up to $8,000,000, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed February 2, 2022.

10.48	Promissory Note, dated January 28, 2022, made by the Company and payable to the order of Strandler, LLC to evidence a term loan in the original principal amount of up to $1,000,000, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed February 2, 2022.

10.49	Promissory Note, dated January 28, 2022, made by the Company and payable to the order of Beachcorp, LLC to evidence revolving borrowings in a principal amount of up to $4,000,000, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed February 2, 2022.

10. 50	Employment Agreement effective August 12, 2009 between the Company and Jess Jankowski, incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

10.51	Employment Agreement dated November 28, 2012, between the Company and Kevin Cureton, incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

10.52	Nanophase Technologies Corporation 2004 Equity Compensation Plan (“2004 Equity Plan”), incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8.

10.53	2008 Long-Term Cash Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 25, 2008.

10.54	Nanophase Technologies Corporation 2010 Equity Compensation Plan, as amended, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 29, 2016.

10.55	Form of Stock Option Award Agreement under the 2010 Equity Compensation Plan, incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

10.56	Nanophase Technologies Corporation 2019 Equity Compensation Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 22, 2019.

10.57	Building Lease, dated as of September 15, 2010, between the Company and the Village of Burr Ridge, incorporated by reference to Exhibit 10.50 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

10.58	Building Lease, dated as of March 13, 2017, between the Company and the Village of Burr Ridge, incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

10.59	Know-How License Agreement, executed by the Company on June 26, 2017, between the Company and Eminess Technologies, Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed June 29, 2017.

10. 60	Exclusive Supply Agreement, executed by the Company on June 26, 2017, between the Company and Eminess Technologies, Inc., incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed June 29, 2017.

10.61	Technology Development Agreement, executed by the Company on June 26, 2017, between the Company and Eminess Technologies, Inc., incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed June 29, 2017.

10.62	Exclusive Supply Agreement, effective April 1, 2021, between Solésence, LLC and Ilia Beauty, Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed June 14, 2021.

10.63	Lease, effective December 1, 2021, between the Company and FR JH 10, LLC, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed December 9, 2021.

10.64

First Amendment to Amended and Restated Business Loan Agreement, dated November 13, 2023, between the Company and Beachcorp, LLC, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2023.

10.65

Replacement Promissory Note, dated November 13, 2023, made by the Company and payable to the order of Beachcorp, LLC to evidence revolving borrowings in a principal amount of up to $5,200,000, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2023.

10.66

First Amendment to Business Loan Agreement, dated November 13, 2023, between the Company and Beachcorp, LLC, incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2023.

10.67

First Amendment to Business Loan Agreement, dated November 13, 2023, between the Company and Strandler, LLC, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2023.

10.68

Promissory Note, dated November 13, 2023, made by the Company and payable to the order of Strandler, LLC to evidence a bridge loan in the original principal amount of $2,000,000, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2023.

23.1**	Consent of RSM US LLP.

23.2*	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included in signature page hereto).

99.1*	Form of Instructions as to Use of Nanophase Technologies Corporation Subscription Rights Certificates.

99.2*	Form of Letter to Stockholders who are Record Holders.

99.3*	Form of Letter to Nominee Holders.

99.4*	Form of Letter to Clients of Nominee Holders.

99.5*	Form of Beneficial Owner Election.

99.6*	Form of Nominee Holder Certification.

107**	Filing Fee Table.

*	To be filed by amendment.
**	Filed herewith.